Exhibit 4.12

CALCULATION AGENCY AGREEMENT

CALCULATION AGENCY AGREEMENT, dated as of May 18, 2005 (this “Agreement”), between Lehman Brothers Holdings Inc. (the “Company”) and Lehman Brothers Inc., as Calculation Agent.

WHEREAS, the Company proposes to issue and sell its Risk Adjusting Equity Range Securities PlusSM(or RANGERS PlusSM), Performance Linked to the Value of a Stock Index (the “Notes”) from time to time;

WHEREAS, the terms of each series of the Notes will be described in a pricing supplement (in connection with the performance by the Calculation Agent of its services hereunder with respect to a particular series of the Notes, the prospectus supplement relating to such particular series of the Notes is referred to herein as the “relevant Pricing Supplement”) and a prospectus supplement, dated May 18, 2005, to the prospectus dated May 18, 2005, as supplemented by a prospectus supplement dated May 18, 2005;

WHEREAS, the Notes will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the “Trustee”), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the “Indenture”); and

WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with each series of the Notes (in connection with the performance by the Calculation Agent of its services hereunder with respect to a particular series of the Notes, such particular series of the Notes is referred to herein as the “relevant Notes”);

NOW THEREFORE, the Company and the Calculation Agent agree as follows:

1.                                       Appointment of Agent.  The Company hereby appoints Lehman Brothers Inc. as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company’s agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

2.                                       Calculations and Information Provided.  In response to a request made by the Trustee for a determination of the Maturity Payment Amount, the Redemption Payment Amount or the Optional Repurchase Amount with respect to any series of the Notes, the Calculation Agent shall determine the applicable Payment Amount in accordance with the terms of the relevant Notes and this Agreement and notify the Trustee of its determination.  In addition, the Calculation Agent shall also be responsible for determining each of the following items for each series of the Notes, to the extent applicable:

(a)                                  the Final Index Level and any adjustments thereto;

(b)                                 whether and what adjustments to any Relevant Index should be made,

(c)                                  any successor or substitute index if publication of a Relevant Index is discontinued, and

(d)                                 the Final Index Level of the Relevant Index if (i) the publisher of the Relevant Index discontinues publication of such index and the Calculation Agent determines that no successor or substitute index is available at such time, (ii) the publisher of such Relevant Index fails to calculate and publish a closing level for the Relevant Index on the Valuation Date in accordance with customary practice or (iii) the circumstances described in the last proviso of the definition of the term “Valuation Date” in the relevant Notes occur;

(e)                                  whether a Market Disruption Event has occurred;

(f)                                    the Amortized Principal Amount;

(g)                                 the amount payable upon repayment of the Notes on any Optional Reset Date;

(h)                                 whether a particular day is a Scheduled Trading Day;

(i)                                     the applicable Valuation Date; and

(j)                                     any other calculation, determination or adjustment specified as being made by the Calculation Agent in this Agreement, the relevant Pricing Supplement or the relevant Notes.

The Calculation Agent shall notify the Trustee of all such calculations, determinations and adjustment or if a Market Disruption Event with respect to a series of Notes has occurred.  Annex A hereto sets forth the procedures the Calculation Agent will use to determine the information described in this Section 2 with respect to a series of Notes.

3.                                       Calculations.  Any calculation or determination by the Calculation Agent pursuant hereto shall be made at the sole discretion of the Calculation Agent and shall (in the absence of manifest error) be final and binding.  Any calculation made by the Calculation Agent hereunder shall, at the Trustee’s request, be made available at the Corporate Trust Office.

4.                                       Fees and Expenses.  The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

5.                                       Terms and Conditions.  The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

(a)                                  in acting under this Agreement, the Calculation Agent is acting solely as an independent expert and not as an agent of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Notes;

(b)                                 unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

(c)                                  the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

(d)                                 the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

(e)                                  the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

6.                                       Resignation; Removal; Successor.  (a)  The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided.  The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective.  Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent.  In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent’s notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

(b)                                 In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent.  Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

(c)                                  Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

(d)                                 Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

7.                                       Certain Definitions.  Capitalized terms not otherwise defined herein or in Annex A hereto are used herein as defined in the relevant Notes or, if not defined in the relevant Notes, as defined in the Indenture.

8.                                       Indemnification.  The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees.  The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

9.                                       Notices.  Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 399 Park Avenue, New York, New York 10022 (facsimile: (212) 526-0357) (telephone: (212) 526-7000), Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-4942) (telephone: (212) 526-7000), Attention: Equity Derivatives Trading and (c) in the case of the Trustee, to it at 111 Wall Street, 5th Floor, New York, New York 10043 (facsimile: (212) 657-3836) (telephone:  (212) 657-7805), Attention: Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing.  Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

10.                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONTINUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.                                 Benefit of Agreement.  This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:

LEHMAN BROTHERS INC.,
as Calculation Agent

By:
Name:
Title:

ANNEX A

1.                                       Capitalized terms not otherwise defined herein are used herein as defined in the relevant Notes or, if not defined in the relevant Notes, as defined in the Indenture.

2.                                       Determination of the Payment Amount and Final Index Level.

The Calculation Agent shall determine the applicable Payment Amount in accordance with the terms of the relevant Notes and this Agreement.  In connection therewith, the Calculation Agent shall also determine the Final Index Level in accordance with the terms of the relevant Notes and this Agreement.

3.                                       Discontinuance of a Relevant Index

If the publisher of a Relevant Index discontinues publication of such index and such publisher or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Relevant Index, then that successor or substitute index shall be deemed to be the Relevant Index and the Calculation Agent shall determine the Final Index Level to be used for purposes of computing the amount payable by reference to the Final Index Level of such successor or substitute index on the date that the Final Index Level of the Relevant Index is to be determined.

If the publisher of a Relevant Index discontinues publication of such index and the Calculation Agent determines that no successor or substitute index is available at such time, or if the publisher of such Relevant Index fails to calculate and publish the closing level for the Relevant Index on the Valuation Date in accordance with customary practice, then, on such date, the Calculation Agent shall determine the Final Index Level of the Relevant Index to be used. In such circumstances, the Final Index Level of the Relevant Index shall be computed by the Calculation Agent in accordance with the formula for and method of calculating the Relevant Index last in effect prior to such discontinuance or failure to publish, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its estimate of the Closing Price that would have prevailed but for such suspension or limitation) on such date of each security most recently comprising the Relevant Index on the Relevant Exchange on which such security trades.

4.                                       Alteration of Method of Calculating a Relevant Index

If at any time the Calculation Agent determines that the method of calculating a Relevant Index, or the Final Index Level thereof on any particular day, is changed in a material respect, or if the Relevant Index is in any other way modified so that such Relevant Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Relevant Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the Close of Trading of the Relevant Exchanges on which the securities comprising the Relevant Index traded on the date that the Final Index Level is to be determined, make such calculations and adjustments as may be necessary in order to arrive at a level of a stock index comparable to the Relevant Index as if such changes or modifications had not been made, and calculate the applicable Payment Amount with reference to the Relevant Index, as adjusted. Accordingly, if the method of calculating the Relevant Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (for example, due to a split in the index), then the Calculation Agent shall adjust such index in order to arrive at a level of the Relevant Index as if it had not been modified (for example, if such split had not occurred).

5.                                       Market Disruption Event; Valuation Date

The Calculation Agent shall determine whether or not one or more Market Disruption Events have occurred on a scheduled Valuation Date and whether or not such date is a Scheduled Trading Day.  If the Calculation Agent determines that one or more Market Disruption Events have occurred on the day that would otherwise be the applicable Valuation Date, or that such date is not a Scheduled Trading Day, the Valuation Date shall be postponed to the next Scheduled Trading Day on which no Market Disruption Event occurs; provided, if a Market Disruption Event occurs on each of the eight Scheduled Trading Days following the originally scheduled Valuation Date, then that eighth Scheduled Trading Day shall be deemed the Valuation Date and the Calculation Agent shall determine the Final Index Level of the Relevant Index based upon its estimate of the level of the Relevant Index as of the Close of Trading on that eighth Scheduled Trading Day.

6.                                       Definitions.

Set forth below are the terms used in the Agreement and in this Annex A.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Amortized Principal Amount” shall have the meaning specified in the relevant Notes.

“Average Execution Price” shall mean, for a security or other property, the average per unit execution price that an affiliate of the Company receives or pays for such security or property, as the case may be, to hedge the Company’s obligations under the Notes of this series.

“Business Day” shall have the meaning specified in the relevant Notes.

“Calculation Agent” shall mean the person that has entered into this Agreement with the Company and shall, unless the context otherwise requires, include its successors and assigns.  The initial Calculation Agent is Lehman Brothers Inc.

“Close of Trading” shall have the meaning specified in the relevant Notes.

“Final Index Level” shall have the meaning specified in the relevant Notes.

“Closing Price” shall mean, for any security underlying a Relevant Index, as determined by the Calculation Agent on any particular day, based on information reasonably available to it:

(1)                                  if the security is listed on a Relevant Exchange, the last reported sale price per share at the Close of Trading on such day on the Relevant Exchange;

(2)                                  if the security is not listed on a national securities exchange or quotation system or is not a Nasdaq security, and is listed or traded on a bulletin board, the Average

Execution Price per share of the security; or

(3)                                  as otherwise determined by the Calculation Agent pursuant to the Calculation Agency Agreement in the circumstances described in the definition of “Valuation Date” herein.

In the case of both (1) and (2) above, if the security is listed or quoted on a non-United States Relevant Exchange or on a non-United States bulletin board, the Closing Price will then be converted into U.S. dollars using the Official W.M. Reuters Spot Closing Rate at 11:00 a.m., New York City time.  If there are several quotes for the Official W.M. Reuters Spot Closing Rate at that time, the first quoted rate starting at 11:00 a.m. shall be the rate used.  If there is no such Official W.M. Reuters Spot Closing Rate for a country’s currency at 11:00 a.m., New York City time, the Closing Price shall be converted into U.S. dollars using the last available U.S. dollar cross-rate quote before 11:00 a.m., New York City time.

“Closing Price” shall have the meaning specified in the relevant Notes.

“common stock” shall have the meaning specified in the relevant Notes.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Final Index Level” shall have the meaning specified in the relevant Notes.

“Indenture” shall have the meaning set forth in the preamble to this Agreement.

“Market Disruption Event” shall have the meaning specified in the relevant Notes.

“Maturity Payment Amount” shall have the meaning specified in the relevant Notes.

“Official W.M. Reuters Spot Closing Rate” shall mean the closing spot rate published on Reuters page ”WMRA” relevant for a security underlying a Relevant Index.

“Optional Repurchase Amount” shall have the meaning specified in the relevant Notes.

“Optional Reset Dates” shall have the meaning specified in the relevant Notes.

“Payment Amount” shall have the meaning specified in the relevant Notes.

“Redemption Payment Amount” shall have the meaning specified in the relevant Notes.

“Relevant Exchange” shall have the meaning specified in the relevant Notes.

“Relevant Index” shall have the meaning set forth in the relevant Notes.

“relevant Notes” shall have the meaning set forth in the preamble to this Agreement.

“relevant Pricing Supplement” shall mean the pricing supplement issued by the Company with respect to the relevant Notes.

“Notes” shall have the meaning set forth in the preamble to this Agreement.

“Scheduled Trading Day” shall have the meaning specified in the relevant Notes.

“Stated Maturity Date” shall have the meaning specified in the relevant Notes.

“Trustee” shall have the meaning set forth in the preamble to this Agreement.

“Valuation Date” shall have the meaning specified in the relevant Notes.